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Exhibit 23(d)(iv)


                                 [Driehaus Logo]
                [Letterhead of Driehaus Capital Management, Inc.]

February 16, 2000

Richard H. Driehaus, President
DRIEHAUS MUTUAL FUNDS
25 East Erie Street
Chicago, IL  606011

              Re:    FEE CAPS

Dear Richard:

This letter is to set forth the agreement between Driehaus Mutual Funds, on behalf of each of its series discussed below (collectively, the "Funds"), and Driehaus Capital Management, Inc. ("DCM") regarding the payment of "total annual fund operating expenses" (as defined in Form N-1A). DCM serves as the investment adviser to the Funds pursuant to a contract with Driehaus Mutual Funds. As consideration hereunder, DCM hereby agrees to absorb other operating expenses to the extent necessary to ensure that total annual fund operating expenses (after all waivers) will not exceed, for each of the four affected Funds, the respective amount indicated below:


               -   Driehaus International Discovery Fund, 2.40%;
               -   Driehaus European Opportunity Fund, 2.10%;
               -   Driehaus Asia Pacific Growth Fund, 2.50%; and
               -   Driehaus Emerging Markets Growth Fund, 2.50%;

of average net assets for the twelve month period ending June 30, 2001.

If the foregoing agreement meets with your approval, then please indicate Driehaus Mutual Funds agreement and acceptance by execution below.

Very truly yours,

/s/ Robert F. Moyer                       AGREED AND ACCEPTED:
                                          DRIEHAUS MUTUAL FUNDS


Robert F. Moyer                           By:  /s/  Richard H. Driehaus
President                                    -----------------------------------
Driehaus Capital Management, Inc.         Name:  Richard H. Driehaus
                                          Title:  President